Exhibit 23.2





CONSENT OF WRIGHT & COMPANY, INC.


      Wright & Company, Inc. has prepared oil and gas reserves estimates for Alamco, Inc. (the "Company") for the Company's fiscal year ended December 31, 1996. Such estimates are included in the notes to the Financial Statements of the Company which appear in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996.

      Wright & Company, Inc. hereby consents to the identification in such Form 10-K of Wright & Company, Inc. as the expert which has prepared such estimates. Wright & Company, Inc. also hereby consents to the inclusion of this letter as an exhibit to such Form 10-K and registration statements.

Respectfully,

Wright & Company, Inc.

/s/ D. Randall Wright
------------------------
D. Randall Wright
President

February 19, 1997
Brentwood, TN/Houston, TX